Exhibit 99.1

[FOR IMMEDIATE RELEASE]
First Business Financial Services, Inc.
401 Charmany Drive
Madison, WI 53719

First Business Financial Services set to join Russell Microcap Index

MADISON, Wis., June 28, 2013 (GLOBE NEWSWIRE)-First Business Financial Services, Inc. (Nasdaq:FBIZ) expects to join the Russell Microcap® Index when Russell Investments reconstitutes its comprehensive set of U.S. and global equity indexes after the market close on June 28, 2013 according to a preliminary list of additions posted on www.russell.com/indexes.

Membership in the Russell Microcap Index, which remains in place for one year, means automatic inclusion in the appropriate growth and value style indexes. Russell determines membership for its equity indexes primarily by objective, market-capitalization rankings and style attributes.

“We are very pleased to join the Russell Microcap Index because of the increased market exposure it brings,” said Corey A. Chambas, President and Chief Executive Officer. “Over the past two years we have increased our capital markets exposure meaningfully through careful planning and execution. Today we are excited for an even broader base of investors to gain exposure to our recent earnings momentum, growth prospects and impressive shareholder returns.”

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies. Russell calculates more than 700,000 benchmarks daily covering approximately 98 percent of the investable market globally, 80 countries and more than 10,000 securities. Approximately $4.1 trillion in assets are benchmarked to the Russell Indexes.

Annual reconstitution of Russell Indexes captures the 4,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization to create the Russell 3000 Index and Russell Microcap Index. These investment tools originated from Russell's multi-manager investment business in the early 1980s when the company saw the need for a more objective, market-driven set of benchmarks in order to evaluate outside investment managers.

Total returns data for the Russell Microcap and other Russell Indexes is available at http://www.russell.com/indexes/data/US_Equity/Russell_US_Index_returns.asp.

About Russell:
Russell Investments (Russell) is a global asset manager and one of only a few firms that offers actively managed multi-asset portfolios and services that include advice, investments and implementation. Russell stands with institutional investors, financial advisors and individuals working with their advisors-using the firm's core capabilities that extend across capital market insights, manager research, portfolio construction, portfolio implementation and indexes to help each achieve their desired investment outcomes.

Russell has more than $173 billion in assets under management (as of 3/31/2013) and works with over 2,500 institutional clients, independent distribution partners and individual investors globally. As a consultant to some of the largest pools of capital in the world, Russell has $2.6 trillion in assets under advisement (as of 12/31/2012). It has four decades of experience researching and selecting investment managers and meets annually with more than 2,200 managers around the world. Russell traded more than $1.4 trillion in 2012 through its implementation services business.

About First Business Financial Services, Inc.

First Business Financial Services (NASDAQ: FBIZ) is a $1.2 billion Wisconsin-based bank holding company that specializes in focused financial solutions for businesses, key executives, and high net worth individuals through its operating companies. It is the second largest Wisconsin-based commercial bank holding company listed on NASDAQ or the New York Stock Exchange. Its companies include: First Business Bank - Madison; First Business Bank - Milwaukee; First Business Bank - Northeast; First Business Trust & Investments; First Business Equipment Finance, LLC; and First Business Capital Corp. For additional information, visit www.firstbusiness.com or call (608) 238-8008.

Contact:        James F. Ropella
Senior Vice President and CFO
First Business Financial Services, Inc.
608-232-5970
jropella@firstbusiness.com

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